Crow Point Global Dividend Plus Fund

If you do not want to sell your shares at this time, please disregard this notice. This is simply notification of the Fund's tender offer.

October 4, 2016

Dear Crow Point Global Dividend Plus Fund Investor:

The Crow Point Global Dividend Plus Fund (the “Fund”) is a closed-end fund that offers shares that do not have daily liquidity. To provide shareholders with periodic liquidity, the Fund offers a quarterly share repurchase program which enables investors to sell shares at Net Asset Value (“NAV”) on a specific repurchase date. We have outlined important dates below related to the tender offer by the Crow Point Global Dividend Plus Fund.

If you are not interested in selling your shares of beneficial interest of the Fund (the “Shares”) at this time, please disregard this notice and take no action.

The tender offer period will begin on October 4, 2016 and end on October 31, 2016, and any Shares tendered to the Fund will be valued on September 26, 2016 for purposes of calculating the purchase price of such Shares. The purpose of the tender offer is to provide liquidity to investors of the Fund. Fund Shares can be redeemed by means of a tender offer only during one of the Fund's announced tender offers. There can be no assurance that the Fund will be able to repurchase all the shares that you tender even if you tender all the shares that you own.

Should you wish to sell any of your Shares during this tender offer period, please complete and return the enclosed Letter of Transmittal (the last page will suffice) to the Fund's Administrator, Gemini Fund Services, LLC (“Gemini”), either in the enclosed postage-paid envelope or by fax, or work with your registered investment advisor, broker-dealer or other intermediary (collectively “Investment Advisor”) to convey the Letter of Transmittal to Gemini.

All requests to tender Shares must be received by Gemini, whether sent directly or through your Investment Advisor, either by mail or by fax, in good order, by October 31, 2016. If you elect to tender, please confirm receipt of the Letter of Transmittal by Gemini by calling the Fund at 1-855-282-1100 or working with your Investment Advisor to contact Gemini. Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting Gemini, whether sent directly or through your Investment Advisor, to confirm receipt. If you fail to confirm receipt of your Letter of Transmittal by Gemini, there can be no assurance that your tender has been received by the Fund.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Fund at 1-855-282-1100.

Sincerely,

Crow Point Global Dividend Plus Fund

CROW POINT GLOBAL DIVIDEND PLUS FUND

25 Recreation Park Drive, Suite 110

Hingham, MA 02043

1-855-282-1100

DATED OCTOBER 4, 2016

OFFER TO PURCHASE UP TO $5,000,000 IN OUTSTANDING

SHARES OF BENEFICIAL INTEREST (“SHARES”) AT NET ASSET VALUE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON OCTOBER 31, 2016, AT 12:00 MIDNIGHT, EASTERN TIME,

UNLESS THE OFFER IS EXTENDED

If you do not want to sell your Shares at this time, please disregard this offer to purchase referred to below. This is simply notification of the Fund's tender offer.

To the Investors of Crow Point Global Dividend Plus Fund:

Crow Point Global Dividend Plus Fund, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the “Fund”), is offering to purchase on the terms and conditions set forth in this offer to purchase (the “Offer to Purchase”) and the related Letter of Transmittal (which together with the Offer to Purchase constitute the “Offer”) up to $5,000,000 of Shares pursuant to tenders by investors at a price equal to their net asset value as of September 26, 2016. As used in this Offer, the term “Share,” or “Shares,” as the context requires, shall refer to the shares of beneficial interests of the Fund. If the Fund elects to extend the tender period for any reason beyond October 31, 2016, for the purpose of determining the purchase price for tendered Shares the net asset value of such Shares generally will be determined at the close of business on the last business day of the month in which the tender offer actually expires. The Fund reserves the right to adjust the date on which the net asset value of Shares will be determined to correspond with any extension of the Offer. This Offer is being made to all investors of the Fund and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Agreement and Declaration of Trust and By-Laws, (the “Declaration of Trust”).

Investors should realize that the net asset value of the Fund (and therefore the net asset value of the Shares held by each investor) likely will change between September 26, 2016 (the most recent date as of which net asset value is available) and October 31, 2016, when the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares. Tendering investors should also note that although the tender offer expires on October 31, 2016, they remain investors in the Fund until October 31, 2016, when the net asset value of their Shares is calculated. The Fund determines the net asset value daily. Any

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tendering investors that wish to obtain the most current net asset value of their Shares on this basis should contact the Fund at 1-855-282-1100.

Investors wishing to tender their Shares of the Fund in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth below.

IMPORTANT

Neither the Fund, nor the Fund’s adviser (Recon Capital Partners, LLC) (the “Adviser”), nor the Fund’s sub-adviser (Crow Point Partners, LLC) (“Sub-Adviser”), nor any of the Trustees makes any recommendation to any investor as to whether to tender or refrain from tendering Shares. Investors must make their own decisions whether to tender Shares, and, if so, how many Shares to tender.

Because each investor's investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether investors should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund's Administrator, Gemini Fund Services, LLC (“Gemini”):

Crow Point Global Dividend Plus Fund

c/o Gemini Fund Services, LLC

17605 Wright Street, Suite 2

Omaha, Nebraska 68130

Attention: Tender Offer Administrator

Phone: 1-855-282-1100

Fax: 1-402-963-9094

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TABLE OF CONTENTS

1.	Summary Term Sheet	5
2.	Background and Purpose of the Offer	6
3.	Offer to Purchase and Price	7
4.	Amount of Tender	8
5.	Procedure for Tenders	8
6.	Withdrawal Rights	9
7.	Purchases and Payment	9
8.	Certain Conditions of the Offer	10
9.	Certain Information About the Fund	11
10.	Certain Federal Income Tax Consequences	12
11.	Tax Basis Methodology	13
12.	Miscellaneous	14

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1. Summary Term Sheet

●

As stated in the Fund's offering documents, the Fund will buy your Shares at their aggregate net asset value (that is, the value of the Fund's assets minus its liabilities divided by the number of outstanding Shares). The Fund does not impose any charges on repurchases of Shares of the Fund. This Offer will remain open until the end of the day on October 31, 2016, at 12:00 midnight, Eastern Time, at which time the Offer is scheduled to expire (or if the Offer is extended, until any later notice due date). Net asset value will be calculated for this purpose on September 26, 2016 (the “Valuation Date”) (with a delay of approximately 30 days). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

●	You may tender some of your Shares or all of your Shares.
●

The Fund may repurchase all of the Shares held by a Shareholder if the Shareholder’s account balance in the Fund, as a result of repurchase or transfer requests by the Shareholder, is less than $25,000.

●

If the Offer is oversubscribed by investors who tender Shares, the Fund may extend the repurchase offer period, repurchase a pro rata portion of the Shares tendered or take any other action permitted by applicable law.

●	Payment will be made in cash by wire transfer directly to the account in which the tendering Shareholder held its Shares. Payments in cash wired directly to such accounts will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account. Payments will be made from the proceeds from one or more of the following sources: cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests, or borrowings (if the Fund elects to borrow).
●

Following this summary is a formal notice of the Fund's offer to purchase your Shares. The Offer remains open to you until the end of the day on October 31, 2016, at 12:00 midnight, Eastern Time. Until this time, you have the right to change your mind and withdraw your Shares from consideration for purchase. Once cancelled, Shares may be re-tendered, however, provided that such tenders are made before the notice due date by following the tender procedures described herein. If the Fund has not yet accepted your tender of Shares on or prior to [October 4, 2016 + 40 DAYS] (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to cancel the tender of your Shares after such date.

●

If you would like the Fund to purchase your Shares, you should mail or fax a Letter of Transmittal (the last page of the letter will suffice), enclosed with this Offer, to the Fund, c/o Gemini, at the address/fax number listed in this Offer to

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Purchase, so that it is received before the end of the day on October 31, 2016, at 12:00 midnight, Eastern Time. Of course, the net asset value of the Fund (and therefore the net asset value of the Shares held by each investor) is likely to change before September 26, 2016, when the value of your Shares will be determined for purposes of calculating your purchase price. The net asset value of your Shares is determined daily.

●

As of September 26, 2016, the net asset value of the Fund was $9.79 and 1,007,525.599 Shares were outstanding.

If you would like to obtain the most current estimated net asset value of your Shares, you may contact the Fund at 1-855282-1100. (See Section 3)

●	Please note that just as you have the right to withdraw your Shares, the Fund has the right to cancel, amend or postpone this Offer at any time before the end of the day on October 4, 2016, at 12:00 midnight, Eastern Time. Also realize that although the tender offer expires on October 31, 2016, tendering investors remain investors in the Fund until October 31, 2016. (See Section 7)
●

If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal by Gemini. To assure good delivery, please send the Letter of Transmittal to Gemini and not to your broker or dealer or financial advisor. If you fail to confirm receipt of your Letter of Transmittal by Gemini, there can be no assurance that your tender has been received by the Fund.

•      If the Fund accepts the repurchase of Shares equal to or greater than the $5,000,000 offer, Fund transactions necessary to repurchase the Shares could negatively impact the Fund. As a result of this large-scale repurchase, the Fund may be forced to sell portfolio securities at a time that is detrimental for the Fund. The large-scale repurchase will also reduce the assets of the Fund by over 50%, which may also be detrimental to the Fund.

2. Background and Purpose of the Offer.

The purpose of the Offer is to provide liquidity to investors who hold Shares as contemplated by and in accordance with the procedures set forth in the Agreement and Declaration of Trust dated May 17, 2016. The Agreement and Declaration of Trust, which was provided or available online to each investor in advance of subscribing for Shares, provide that the Trustees have the discretion to determine whether the Fund will repurchase Shares from investors from time to time pursuant to written tenders. The Fun’s Prospectus also states that the Adviser and Sub-Adviser expect that generally they will recommend to the Trustees that the Fund offer to repurchase 25% of the

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Fund's Shares from investors on a quarterly basis. Under certain circumstances, as in the case of this Offer, the Fund may elect to repurchase a significantly greater amount of Shares. Because there is no secondary trading market for Shares and transfers of Shares are generally prohibited without prior approval of the Fund, the Trustees have determined, after consideration of various matters that the Offer is in the best interests of investors of the Fund to provide liquidity for Shares as contemplated in the Agreement and Declaration of Trust. The Trustees intend to consider the continued desirability of the Fund making quarterly offers to purchase Shares, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of decreasing the size of the Fund and increasing the proportionate interest in the Fund of investors who do not tender Shares. A reduction in the aggregate assets of the Fund may result in investors who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made from time to time.

Shares that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue new Shares from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

3. Offer to Purchase and Price.

The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to $5,000,000 in value of those outstanding Shares that are properly tendered by and not withdrawn before the end of the day on October 31, 2016, at 12:00 midnight, Eastern Time (such date and time being hereinafter called the “Initial Expiration Date”). The purchase price of a Share tendered will be its net asset value as of the close of business on the Valuation Date (which is determined with a delay of approximately 30 days) as measured or, if the Fund elects to extend the tender period beyond the Valuation Date, the purchase price of a Share tendered will be its net asset value as of the close of business on the last business day of the month in which the tender offer actually expires, payable as set forth in Section 7. The Fund reserves the right to adjust the date on which the net asset value of Shares will be determined to correspond with any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended hereinafter is called the “Expiration Date.” The Fund reserves the right to extend, amend or cancel the Offer.

As of the close of business on September 26, 2016, the net asset value of the Fund was $9.79. The Fund determines its net asset value at least monthly and may determine its net asset value more frequently. Investors may obtain the most current information regarding the net asset value of their Shares by contacting the Fund at 1-855-282-1100. Of course, the net asset value of the Fund (and therefore the net asset value of the Shares held by each investor) likely will change between September 26,

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2016 and October 31, 2016, when the value of the Shares tendered by investors will be determined for purposes of calculating the purchase price of such Shares and the time that investors will cease to be investors in the Fund.

4. Amount of Tender.

The Offer is being made to all investors of the Fund and is not conditioned on any minimum amount or number of Shares being tendered.

If the amount of the Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to $5,000,000 (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer. If more than $5,000,000 of Shares are duly tendered to the Fund before the expiration of the Offer and not withdrawn, the Fund will, in its sole discretion, either (a) accept any additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Shares that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Shares. The Fund has no present intention to accept any additional Shares. The Offer may be extended, amended or canceled in various other circumstances described below. Based on Fund records dated September 26, 2016, the Trustees and Officers of the Fund did not own Shares and will not receive an Offer.

5. Procedure for Tenders.

Investors wishing to tender Shares pursuant to the Offer should mail a completed and executed Letter of Transmittal (the last page will suffice) to Gemini, to the attention of Tender Offer Administrator, at the address set forth above, or fax a completed and executed Letter of Transmittal to Gemini, also to the attention of Tender Offer Administrator, at the fax number set forth above. The completed and executed Letter of Transmittal must be received by Gemini, either by mail or by fax, no later than the Expiration Date. The Fund recommends that all documents be submitted to Gemini by certified mail, return receipt requested, or by facsimile transmission. If an investor elects to tender, it is the tendering investor's responsibility to confirm receipt of the Letter of Transmittal or other document by Gemini.

Investors are responsible for confirming receipt of a Letter of Transmittal and, therefore, must contact the Fund at the address and phone number set forth above. Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting the Fund to confirm receipt. If you fail to confirm receipt of your Letter of Transmittal, there can be no assurance that your tender has been received by the

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Fund. The method of delivery of any documents is at the election and complete risk of the investor tendering Shares, including, but not limited to, the failure of Gemini to receive the Letter of Transmittal or any other document. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender or withdrawal with respect to any particular Share(s) or any particular investor, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. The Fund, the Adviser, the Sub-Adviser and the Trustees of the Fund shall not be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

6. Withdrawal Rights.

Any investor tendering Shares pursuant to this Offer may withdraw its tender (a) at any time on or before the Expiration Date and (b) at any time after October 4, 2016 + 40 DAYS if Shares have not then been accepted by the Fund. To be effective, any notice of withdrawal must be timely received by Gemini at the address or fax number set forth above. Such receipt should be confirmed by the investor in accordance with the procedures set out above. A form to use to give notice of withdrawal is included and also available by calling the Fund at the phone number indicated above. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may again be tendered prior to the Expiration Date by following the procedures described herein. You are responsible for confirming that any notice of withdrawal is received by Gemini. If you fail to confirm receipt of a notice of withdrawal by Gemini, there can be no assurance that any withdrawal you may make will be honored by the Fund.

7. Purchases and Payment.

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Shares that are tendered as, if and when it gives written notice to the tendering investor of its election to purchase such Shares. As stated above, the purchase price of a Share tendered by any investor will be the net asset value thereof as of the close of business on the Valuation Date. If the Fund elects to extend the tender period for any reason beyond the Valuation Date, for the purpose of determining the purchase price for tendered Shares the net asset value of such Shares generally will be determined at the close of business on the last business day of the month in which

9

the tender offer actually expires. The Fund reserves the right to adjust the date on which the net asset value of Shares will be determined to correspond with any extension of the Offer.

Investors may tender all or some of their Shares.

Payment will be made in cash by wire transfer directly to the account in which the tendering Shareholder held its Shares. Payments in cash wired directly to such accounts will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account. The Fund will seek to obtain cash in the aggregate amount necessary to pay the purchase price for Shares acquired pursuant to the Offer from several potential sources, including cash on hand, the proceeds of withdrawals and redemptions from underlying investment funds held by the Fund, possible borrowings and the proceeds of sales of new Shares. There can be no assurances, however, that there will not be delays in the making of any of the Cash Payments provided for above. This may occur, among other reasons, if underlying investment funds are unable to liquidate their portfolio securities because of market disruptions or because underlying investment funds impose limitations, or “gates,” on the amount that investors may withdraw or redeem, or otherwise delay making payments to withdrawing or redeeming investors, or because the Fund has been precluded from borrowing under a credit facility either because of a default by the Fund, or a failure by the Fund to satisfy a borrowing condition or because of a failure by the lender to honor a drawdown.

8. Certain Conditions of the Offer.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying investors of such extension. If the Fund elects to extend the tender period for any reason beyond the Valuation Date, for the purpose of determining the purchase price for tendered Shares the net asset value of such Shares generally will be determined at the close of business on the last business day of the month in which the tender offer actually expires. The Fund reserves the right to adjust the date on which the net asset value of Shares will be determined to correspond with any extension of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify investors.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment

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objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Trustees' judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its investors if Shares tendered pursuant to the Offer were purchased; or (c) the independent Trustees of the Fund determine that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer. If conditions qualifying as war or armed hostilities as expressed in Section 8(b)(v) above occur (and, at present, the Fund does not believe these conditions exist), and the Trustees waive the Fund's rights under this Section 8, they will determine whether such waiver constitutes a material change to the Offer. If they determine that it does, the Offer will remain open for at least five business days following the waiver and investors will be notified of this occurrence.

9. Certain Information About the Fund.

The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company, and is organized as a Delaware limited liability company. The principal executive office of the Fund is located at 25 Recreational Park Drive, Suite 110, Hingham, MA 02043 and the phone number is (781) 875-3185. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Prospectus and Declaration of Trust. The Fund's Trustees are: Garret K. Paolella, Peter DeCaprio, Mark W. Buckley Jones, John L. Jacobs and Robinson C. Jacobs. Their address is c/o Crow Point Global Dividend Plus Fund, 25 Recreational Park Drive, Suite 110, Hingham, MA 02043. Mr. Paolella is an "interested person" (as defined in the 1940 Act) of the Fund because of his affiliation with the Fund’s adviser; and Mr. DeCaprio is an "interested person" of the Fund because of his affiliation with the Fund’s sub-adviser.

The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares (other than the Fund's intention to accept subscriptions for Shares from time to time in the discretion of the Fund) or the disposition of Shares, other than as disclosed in the Fund’s Prospectus; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or

11

capitalization of the Fund; (d) any change in the identity of the Adviser, the Sub-Adviser or Trustees of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Trustees of the Fund, to fill any existing vacancy (if any) for a Trustee of the Fund or to change any material term of the Fund's Investment Advisory Agreement with the Adviser or the Fund’s Sub-Advisory Agreement with its Sub-Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Trustees determine may be necessary or appropriate to fund any portion of the purchase price for Shares acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the Agreement and Declaration of Trust or other actions that may impede the acquisition of control of the Fund by any person, other than those that currently exist.

During the past 60 days, the only transactions involving the Shares that were effected by the Fund, the Adviser, Sub-Adviser, the Trustees or any person controlling the Fund or controlling the Adviser or Sub-Adviser were aggregate subscriptions of $1,250,736 of Shares from investors.

10. Certain Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Shares by the Fund pursuant to the Offer. All investors should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

The repurchase of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes, either as a “sale or exchange,” or, under certain circumstances, as a “dividend.” In general, the transaction should be treated as a sale or exchange of the Shares, if the receipt of cash results in a meaningful reduction in the investor's proportionate interest in the Fund or results in a “complete redemption” of the investor's interest, in each case applying certain constructive ownership rules.

If the repurchase of your Shares qualifies for sale or exchange treatment, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares repurchased. Such gain or loss will be a capital gain or loss if the relevant Shares sold have been held by you as capital assets and generally will be treated as a long-term capital gain or loss if you held (or are deemed to have held) your repurchased Shares for more than one year, or as a short-term capital gain or loss if you held (or are deemed to have held) your repurchased Shares for one year or less. However, if you tender Shares on which a long-term capital gain distribution has been received (including, for this purpose, amounts credited as an undistributed capital gain) and you held the repurchased Shares for six months or less (or are deemed to have held), any loss you realize will be treated as a long-term capital loss to the extent that it offsets the long-term capital gain

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distribution. Notwithstanding the foregoing, any capital loss realized by an investor will be disallowed to the extent the Shares repurchased pursuant to the Offer are replaced (including through reinvestment of dividends) with substantially similar Shares within a period of 61 days beginning 30 days before and ending 30 days after the disposition of the Shares. If disallowed, the loss will be reflected in an upward adjustment to the basis of the Shares acquired. The deductibility of capital losses is subject to statutory limitations.

If the repurchase of your Shares does not qualify for sale or exchange treatment, you may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Shares. The tax basis in the Shares tendered to the Fund, to the extent remaining after any dividend and return of capital distribution with respect to those Shares, will be transferred to any remaining Shares held by you.

The Fund may be required to withhold, for U.S. federal income taxes, a portion of the tender proceeds payable to investors who fail to provide the Fund with their correct taxpayer identification numbers (TINs) or who otherwise fail to make required certifications, or if the Fund or the investor has been notified by the Internal Revenue Service (“IRS”) that such investor is subject to backup withholding. Certain investors specified in the Code and the Treasury Regulations promulgated thereunder are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the investor's federal income tax liability if the appropriate information is provided to the IRS.

Investors who sell their Shares pursuant to the Offer may be subject to state, local and/or foreign taxes. All investors are urged to consult their own tax advisers regarding the U.S. federal, state, local and foreign tax consequences to them of selling their Shares pursuant to the Offer.

11. Tax Basis Methodology.

If an investor tenders Shares (“Covered Shares”), the Fund will be required to report to the IRS and furnish to the investor the cost basis and holding period for the Covered Shares being tendered. The Fund has elected the average cost single category (“Average Cost”) method as the default cost basis method for the purposes of this requirement. If you wish to accept the Average Cost method as your default cost basis calculation method in respect of Covered Shares in your account, you do not need to take any additional action. If, however, you wish to affirmatively elect an alternative cost basis calculation method in respect of Covered Shares in your account, you must contact Gemini at the address and phone number set forth above to obtain and complete a cost basis election form.

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The cost basis method that an investor elects may not be changed with respect to a tender offer after the Valuation Date of the tender offer. Investors should consult their tax advisors regarding their cost basis reporting options and to obtain more information about how the cost basis reporting rules apply to them.

12. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from, investors in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude investors from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting the Fund at the address and phone number set forth above or from the SEC's website, http://www.sec.gov. For a fee, a copy may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549.

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